CERTIFIED RESOLUTIONS

      I, John F. Splain, Secretary of Hussman Investment Trust (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined by the Investment Company Act of 1940 (the "1940 Act"), at a meeting of the Board held on September 23, 2010:

             RESOLVED, that it is hereby determined that the fidelity bond issued by Federal Insurance Company (the "Bond") in the aggregate amount of $2,500,000 and providing the Trust protection in the event of larceny or embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the "Rule") under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets and the nature of the securities in the Trust's portfolios; and

             FURTHER RESOLVED, that the renewal of the Bond for an additional annual period expiring July 20,2011 be, and it hereby is, ratified and approved; and

             FURTHER RESOLVED, that the amount of the premium paid under the Bond be, and it hereby is, ratified and approved, and further that such premium shall be allocated among Hussman Strategic Growth Fund, Hussman Strategic Total Return Fund and Hussman Strategic International Equity Fund based on each Fund's respective minimum coverage requirement under the Rule as of the renewal date of the Bond; and

             FURTHER RESOLVED, that any recoveries under the Bond shall be governed by the Allocation Agreement dated September 10, 2002; and

             FURTHER RESOLVED, that the Secretary of the Trust be, and he hereby is, designated as the person who shall make all filings and give all notices required by paragraph (g) of the Rule; and

             FURTHER RESOLVED, that all actions previously taken by the officers of the Trust to renew the Bond for an additional annual term be, and they hereby are, ratified and approved.


November 1, 2010                                  /s/ John F. Splain
                                                  --------------------------
                                                  John F. Splain, Secretary